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                             [ARTHUR ANDERSEN LOGO]

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


ISP Chemco Inc.:

As independent public accountants, we hereby consent to the use of our reports and to all references to our firm included in or made a part of this registration statement.

/s/ Arthur Andersen LLP

ARTHUR ANDERSEN LLP


Roseland, New Jersey
January 25, 2002